SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated March 5, 2025 between
LISTED FUNDS TRUST
and
TEUCRIUM INVESTMENT ADVISORS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the Fund in accordance with the following fee schedule:

Fund	Rate
Teucrium Agricultural Strategy No K-1 ETF	1.49%
Teucrium No K-1 Corn ETF	1.49%
Teucrium 2x Daily Corn ETF	1.49%
Teucrium No K-1 Wheat ETF	1.49%
Teucrium 2x Daily Wheat ETF	1.49%
Teucrium No K-1 Sugar ETF	1.49%
Teucrium 2x Daily Sugar ETF	1.49%
Teucrium No K-1 Soybean ETF	1.49%
Teucrium 2x Daily Soybean ETF	1.49%
Yields for You Strategy A ETF	1.00%
Yields for You Strategy B ETF	1.00%
Relative Strength Managed Volatility Strategy ETF	0.95%
GlacierShares Nasdaq Iceland ETF	0.95%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of March 5, 2025.

LISTED FUNDS TRUST	TEUCRIUM INVESTMENT ADVISORS, LLC

By: /s/ Chad Fickett	By: /s/ Cory Mullen-Rusin
Name: Chad Fickett	Name: Cory Mullen-Rusin
Title: Secretary	Title: Chief Financial Officer/Chief Compliance Officer